Exhibit 99.2

ACENTIA, LLC AND SUBSIDIARIES

AUDITED CONSOLIDATED

FINANCIAL STATEMENTS

DECEMBER 31, 2014

Acentia, LLC and Subsidiaries

Table of Contents

Page

Independent Auditor’s Report	1 - 2

Audited Consolidated Financial Statements

Consolidated Balance Sheet	4

Consolidated Statement of Operations	5

Consolidated Statement of Members’ Equity	6

Consolidated Statement of Cash Flows	7 - 9

Notes to Consolidated Financial Statements	10 - 34

Independent Auditor’s Report Members
Acentia, LLC and Subsidiaries
805 King Farm Boulevard	Falls Church, VA
Suite 300
Rockville, Maryland 20850 301.231.6200 301.231.7630 www.aronsonllc.com info@aronsonllc.com

We have audited the accompanying consolidated financial statements of Acentia, LLC and Subsidiaries , which comprise the Consolidated Balance Sheet as of December 31, 2014, and the related Consolidated Statements of Operations, Members’ Equity and Cash Flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

Certified Public Accountants & Management Consultants

Independent Auditor’s Report (Continued)

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence that we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acentia, LLC and Subsidiaries as of December 31, 2014, and the consolidated results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Aronson LLC

Rockville, Maryland

March 31, 2015

805 King Farm Boulevard | Suite 300 | Rockville, Maryland 20850 |  301.231.6200 |  301.231.7630 | www.aronsonllc.com | info@aronsonllc.com

December 31, 2014

Assets
Current assets
Cash and cash equivalents	$2,954,614
Accounts receivable, net	30,861,984
Prepaid maintenance	297,010
Prepaid expenses and other current assets	932,461
Income taxes receivable	1,620,811
Deferred income taxes	907,888

Total current assets	37,574,768

Property and equipment, net	1,806,373

Other assets
Goodwill	155,834,959
Intangible assets, net	54,285,675
Deferred financing costs, net	2,358,953
Prepaid maintenance, net of current portion	32,043
Other assets	178,290

Total other assets	212,689,920

Total assets	$252,071,061

Acentia, LLC and Subsidiaries

Consolidated Balance Sheet

Liabilities and Members’ Equity

Current liabilities
Current portion of notes payable	$14,347,192
Accounts payable and accrued expenses	19,133,486
Accrued salaries and related liabilities	8,245,889
Provision for overapplied indirect rates	1,435,696
Deferred revenue	332,082
Deferred rent	120,512
Accrued income taxes	1,551,245

Total current liabilities	45,166,102

Long term liabilities
Note payable - line of credit	5,949,250
Notes payable, net of current portion	97,269,500
Mandatorily redeemable preferred units	16,084,299
Deferred revenue, net of current portion	39,971
Deferred rent, net of current portion	64,202
Deferred income taxes	7,231,418

Total long term liabilities	126,638,640

Total liabilities	171,804,742

Commitments and contingencies

Members’ equity	80,266,319

Total liabilities and members’ equity	$252,071,061

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Acentia, LLC and Subsidiaries

Consolidated Statement of Operations

For the Year Ended December 31, 2014

Contract revenue	$193,215,114

Direct costs
Direct labor	66,325,481
Subcontractors	54,805,749
Other direct costs	3,214,968
Total direct costs	124,346,198

Gross profit	68,868,916

Indirect costs
Indirect costs	46,864,511
Depreciation and amortization	17,658,425
Acquisition costs	1,151,300
Total indirect costs	65,674,236

Income from operations	3,194,680

Other (expense) income
Interest expense	(14,400,780)
Interest income	35,926
Other income	640,110
Total other expense	(13,724,744)

Loss before provision for income taxes	(10,530,064)

Provision for income taxes	316,942

Net loss	$(10,847,006)

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Acentia, LLC and Subsidiaries

Consolidated Statement of Members’ Equity

	Junior Preferred Units		Class A Units		Class B Units
	Units	Amount	Units	Amount	Amount	Total
Balance, January 1, 2014	—	$—	135,484	$65,442,955	$555,979	$65,998,934

Unit compensation	—	—	—	—	121,960	121,960

Issuance of junior preferred units	23,466	23,465,680	—	—	—	23,465,680

Accrued yield of junior preferred units	—	385,736	—	—	—	385,736

Issuance of class A units	—	—	149	150,000	—	150,000

Settlement of call option	—	—	—	991,015	—	991,015

Net loss	—	—	—	(10,847,006)	—	(10,847,006)

Balance, December 31, 2014	23,466	$23,851,416	135,633	$55,736,964	$677,939	$80,266,319

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Acentia, LLC and Subsidiaries

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2014

Cash flows from operating activities
Net loss	$(10,847,006)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	17,658,425
Deferred income taxes	(1,458,214)
Amortization of deferred financing costs	921,275
Unit compensation expense	121,960
Provision for doubtful accounts	5,345
Non-cash interest expense	3,322,070
Unrealized gain on interest rate swap	(142,557)
Issuance of units for board and advisory services	150,000
Uncertainty in income tax position	1,551,245
(Increase) decrease in
Accounts receivable	4,395,640
Prepaid maintenance	756,888
Prepaid expenses and other current assets	779,567
Other assets	22,189
Income taxes receivable	71,828
Increase (decrease) in
Accounts payable and accrued expenses	1,404,657
Provision for overapplied indirect rates	470,479
Accrued salaries and related liabilities	(1,008,780)
Deferred revenue	(810,856)
Other long term liabilities	(105,193)

Net cash provided by operating activities	17,258,962

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial  statements.

Acentia, LLC and Subsidiaries

Consolidated Statement of Cash Flows (Continued)

For the Year Ended December 31, 2014

Cash flows from investing activities
Purchases of property and equipment	(632,192)
Distributions from equity investment	109,246
Cash paid for the contingent consideration related to the Peace Techology, Inc. acquisition	(180,000)
Cash paid for escrow hold back related to the InSysCo, Inc. acquisition	(250,000)
Cash paid for the acquisition of Business Computer Applications, Inc., net of cash acquired	(7,597,535)
Cash paid for the acquisition of the CIO-SP3 contract vehicle	(1,250,000)
Cash paid for the acquisition of Optimos, LLC, net of cash acquired	(23,314,420)

Net cash used by investing activities	(33,114,901)

Cash flows from financing activities
Proceeds from note payable - line of credit	12,548,190
Payments on note payable - line of credit	(6,598,940)
Payments on notes payable	(13,865,500)
Payments of deferred financing costs	(408,240)
Proceeds from issuance of Junior Preferred units	23,465,680

Net cash provided by financing activities	15,141,190

Net change in cash and cash equivalents	(714,749)

Cash and cash equivalents at beginning of year	3,669,363

Cash and cash equivalents at end of year	$2,954,614

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Acentia, LLC and Subsidiaries

Consolidated Statement of Cash Flows (Continued)

For the Year Ended December 31, 2014

Supplemental information:
Interest paid	$10,299,991

Income taxes paid	$247,955

Non-cash financing and investing activities:

Accretion of junior preferred yield	$385,736

Settlement of call option	$991,015

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization and significant accounting policies

Organization: Acentia, LLC was formed on May 25, 2007 as a Limited Liability Company in the State of Maryland and provides a wide range of business management and technology consulting services to its Government and commercial clients. The Company is headquartered in Falls Church, Virginia and provides services primarily in the Maryland, Virginia, the District of Columbia and Texas. The Company has vast experience ranging across many industries and delivers a wide range of technical services including: program/project management, network management and engineering, business case analysis, application development, system integration, information technology consulting services, and quality assurance services.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Acentia, LLC and its subsidiaries, Interactive Technology Solutions, LLC, ITEQ Holding Company, Inc. (“ITEQ Holding”), ITEQ Integrated Technologies, Inc. (“ITEQ”), Codin Solutions, Inc. (“Codin”), Aviel Systems, Inc., Optimus Corp., Peace Technology, Inc. (“Peace”), 2020 Company, LLC (“2020”), ITSolutions Net Holding Corp, ITSolutions Net, Inc., ITSolutions Net Government Solutions, Inc., ITSolutions Net Government Services, Inc., InSysCo, Inc. (“InSysCo”), Business Computer Applications, Inc. (“BCA”) and Optimos, LLC (“Optimos”) (collectively, “the Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Use of accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of financial statement presentation, the Company considers all highly liquid debt instruments with initial maturities of ninety days or less to be cash equivalents. The Company maintains cash balances which may exceed federally insured limits. Management does not believe that this results in significant credit risk.

Accounts receivable: The face amount of accounts receivable is reduced by an allowance for doubtful accounts. The allowance for doubtful accounts reflects the best estimate of probable losses determined principally on the basis of historical experience and specific allowances for known troubled accounts. All accounts or portions thereof that are deemed to be uncollectible or that require an excessive collection cost are written off to the allowance for doubtful accounts.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Prepaid maintenance: The Company provides maintenance services to certain customers and those services are subcontracted out to third parties. Payments are typically made to these subcontractors at the inception of the maintenance period. Payments made to these subcontractors in advance of the maintenance period are recognized ratably over the term of the maintenance period on a straight line basis and included in current assets on the accompanying consolidated balance sheet. Prepaid maintenance for maintenance periods that extend beyond one year is included in the other assets section of the accompanying consolidated balance sheet.

Property and equipment: Furniture, fixtures and equipment, not acquired as part of a business combination, are recorded at the original cost and depreciated on a straight-line basis over estimated lives of five to seven years. Furniture, fixtures and equipment, acquired as part of a business combination, are recorded at fair value as of the date of the business combination and depreciated on a straight-line basis over five to seven years. Software is amortized on a straight-line basis over three years. Leasehold improvements are amortized over the life of the assets or the remaining period of the lease, whichever is shorter.

Investments: Investments in companies in which the Company has a 20% to 50% ownership interest are accounted for using the equity method. Under this method, the investment is carried at cost and adjusted for the Company’s proportionate share of their undistributed earnings and profits, and any cash distributions. The Company’s joint venture was dissolved and there was no equity income recorded by the Company during the year ended December 31, 2014.

Goodwill: The Company tests for impairment of its goodwill balance on September 30th of each year or whenever circumstances indicate it may not be recoverable. Goodwill impairment is determined using a two-step approach which first calculates the fair value of the Company using a discounted cash flow approach based on forward looking information regarding market share and costs as well as an appropriate discount rate. Management has determined that one reporting unit exists for its consolidated group. At December 31, 2014, the Company determined that goodwill was not impaired. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The changes in the carrying amount of goodwill for the year ending December 31, 2014 is as follows:

Balance as of January 1, 2014
Goodwill	$155,504,934
Accumulated impairment charges	(16,752,500)
Total	138,752,434

Goodwill acquired from purchase of:
Optimos (Note 2)	12,687,080
BCA (Note 2)	3,912,695
CIO-SP3 contract (Note 2)	482,749
Annual change to goodwill	17,082,525

Balance as of December 31, 2014
Goodwill	172,587,459
Accumulated impairment charges	(16,752,500)
Total	$155,834,959

Intangible assets: Intangible assets and other long-lived assets are reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. In reviewing for impairment, the Company compares the carrying value of the relevant assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the assets’ fair value and their carrying value.

At December 31, 2014, management determined that there were no indicators of impairment of intangible assets.

Deferred financing costs: The costs of obtaining financing have been capitalized and are being amortized over the respective lives of the loans. Additions to deferred financing costs for the year ended December 31, 2014 were $408,240. At December 31, 2014, the capitalized costs in the accompanying consolidated balance sheet are net of amortization of $2,136,998 and the weighted average life of the loans was five years. Amortization expense for deferred financing costs was $921,275 for the year ended December 31, 2014 and is included as part of interest expense on the accompanying consolidated statement of operations.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Deferred rent: The Company recognizes the minimum non-contingent rents required under operating leases as rent expense on a straight-line basis over the lives of the leases, with differences between amounts recognized as expense and the amounts actually paid, recorded as deferred rent on the accompanying consolidated balance sheet.

Unit compensation expense: The Company measures compensation expense for its unit-based appreciation rights plan in accordance with accounting principles generally accepted in the United States of America, which require that compensation expense be recorded in operations for all grants issued. The value of the unit grants is recognized over the requisite service period which is determined based on the intrinsic value of the unit as it appreciates. As the intrinsic value increases, the Company will record a liability based upon the intrinsic value at the time of the change.

The Company measures compensation expense for its Class A unit awards and Class B restricted unit awards in accordance with accounting principles generally accepted in the United States of America, which require that compensation expense be recorded in operations for all grants issued. The Company measures compensation expense for its Class B units based on the grant date fair value. The value of the underlying Class B units is determined using an option pricing methodology. The Company issued 200 Class B units during the year ended December 31, 2014. Management determined that the fair value of these units was not significant and therefore no compensation expense was recorded.

Derivative financial instruments: The Company records derivatives at their fair value. The Company’s classification of gains and losses resulting from changes in fair values is dependent on management’s intended use of the derivative. Adjustments to reflect changes in fair values of derivatives have been reflected in earnings. See Note 10 for further discussion regarding management’s use of fair value measurements related to the Company’s derivatives.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Fair value of financial instruments: The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents, account receivables and accounts payables: The carrying amount approximates fair value because of the short maturity of those instruments.

Long-term debt: The fair value of the Company’s long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying amounts approximate fair value.

Revenue: Revenue from cost-type contracts is recognized as costs are incurred on the basis of direct costs plus allowable indirect costs and an allocable portion of the fixed fee. Revenue from fixed-price type contracts is recognized under the percentage-of-completion method of accounting, with costs and estimated profits included in contract revenue as work is performed. If actual and estimated costs to complete a contract indicate a loss, a provision is made currently for the loss anticipated on the contract. Revenue from time and materials contracts is recognized as costs are incurred at amounts represented by the agreed-upon billing amounts.

Payments received in advance of the performance of services are included on the accompanying consolidated balance sheet as deferred revenue. Deferred revenue related to maintenance contracts is recognized ratably over the term of the maintenance period on a straight-line basis.

Deferred revenue assumed as part of an acquisition is recognized based upon management’s estimate of the costs expected to fulfill the underlying obligation and a reasonable profit margin.

Income taxes: The Company is taxed as a partnership, and therefore, does not pay federal and state corporate income taxes since the tax attributes of the Company are reported on the members’/stockholders’ income tax returns. ITEQ Holding, ITEQ, ITSolutions Net Government Solutions, Inc., ITSolutions Net Holding Corp., ITSolutions Net, Inc., Aviel Systems, Inc., Optimus Corp, Peace, Codin, InSysCo and BCA, Inc. are C corporations. Consequently, a provision for income taxes has been provided on the accompanying consolidated financial statements for these entities.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

The Company evaluates uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than a 50% likelihood of being realized upon ultimate settlement. If applicable, the Company records interest and penalties as a component of income tax expense. As of December 31, 2014, $1,551,245 is included as accrued income taxes as a liability for uncertain tax positions. Interest and penalties of $1,396,301 are included in the provision for income taxes for the year ended December 31, 2014. Tax years from January 1, 2011 through the current year remain open for examination by federal and state tax authorities.

Subsequent events: Management has evaluated subsequent events for disclosure in these financial statements through March 31, 2015, which is the date the financial statements are available to be issued.

2.	Acquisitions

InSysCo, Inc.: On June 28, 2013 (“closing date”), the Company acquired 100% of the outstanding equity of InSysCo, Inc., formerly known as UNICOM Logistics, Inc. (“InSysCo”).

The acquisition provided for a $250,000 “holdback,” payable to the sellers, to be held eighteen months from the closing date for potential claims and warranties. The $250,000 “holdback” was paid in full to the sellers during December 2014.

In addition to the acquisition of InSysCo, the agreement with InsysCo also provided for the sale and assignment to the Company of an indefinite delivery-indefinite quantity services contract (“CIO-SP3”), awarded prior to the closing date to UNICOM Government, Inc. by the U.S. National Institutes of Health (“NIH”). The purchase price was $1.25 million and was not payable to the seller until the contract was formally novated by NIH. The novation occurred during 2014 and accordingly the Company paid the $1.25 million purchase price. The Company recorded the purchase price as customer contracts and relationships on the accompanying consolidated balance sheet and is being amortized over the life of the contract. A deferred tax liability was created at the purchase date which resulted in an increase to goodwill of $482,749.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Business Computer Applications, Inc: On January 31, 2014, ITEQ Holding entered into an agreement to acquire 100% of the outstanding equity of Business Computer Applications, Inc. (“BCA”). BCA is a Tennessee corporation and provides information technology services and solutions to the Centers for Disease Control and Prevention and other agencies. The acquisition of BCA expands the Company’s presence in the Health IT market specifically by obtaining the CIMS Information Management Services contracting vehicle.

The aggregate cash portion of the purchase price was $8,237,000, less a “holdback” of $500,000, a working capital adjustment of $134,946 and an earnout of $730,000. The acquisition was accounted for as a purchase, and accordingly, the results of operations of BCA for the period January 1, 2014 to January 31, 2014 are not reflected in the Company’s accompanying consolidated statement of operations.

The Company incurred acquisition costs of $337,068 specifically related to the purchase of BCA and those costs are included in indirect costs on the accompanying consolidated statement of operations.

Goodwill of $3,912,695 arising from the acquisition consists largely from the value of the contracts acquired. None of the goodwill is deductible for tax purposes.

The earnout is based upon 2% to 3% of awarded contract value over the period January 2014 to December 2015. The Company recorded a liability of $730,000, which is based upon management’s estimate of the value of the earnout liability.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Optimos, LLC: On October 17, 2014, the Company entered into an equity purchase agreement (the “Agreement”) with Pune Blue, Inc. to acquire 100% of the outstanding equity of Optimos, LLC (“Optimos”). Optimos was headquartered in Reston, Virginia and provides strategy, information and information technology services and solutions to the federal government and commercial organizations. The acquisition of Optimos positions Acentia as a prime contractor on the Enterprise Acquisition Gateway for Leading Edge Solutions II (“EAGLE II”) contract vehicle for the Department of Homeland Security (“DHS”). EAGLE II is a multiple-award, indefinite delivery/indefinite quantity (“IDIQ”) contract vehicle, specifically designed as the preferred source of information technology services and solutions for the majority of the DHS’s enterprise information technology initiatives.

The aggregate cash portion of the purchase price was $24,500,000 of which $1,225,000 was deposited into an escrow, less a $21,941 working capital adjustment. The acquisition was accounted for as a purchase, and accordingly, the results of operations of Optimos for the period January 1, 2014 to October 17, 2014 are not reflected in the Company’s accompanying consolidated statement of operations.

The Company incurred acquisition costs of $429,737 specifically related to the purchase of Optimos and those costs are included in indirect costs on the accompanying 2014 consolidated statement of operations.

Goodwill of $12,687,080 arising from the acquisition consists largely from the value of the assembled workforce and the synergies in combining the skills of the workforce with the Company. None of the goodwill is deductible for tax purposes.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes the fair value of consideration transferred, the amounts of assets acquired and liabilities assumed recognized at the acquisition date and the cash paid for the acquisitions:

	October 17, 2014	January 31, 2014
	Optimos, LLC	BCA
Consideration

Cash and cash equivalents	$24,500,000	$8,237,000
Contingent consideration - earnout	—	730,000
Working capital adjustment	(21,941)	(134,946)

Fair value of consideration	$24,478,059	$8,832,054

Acquisition related costs	$429,737	$337,068

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$1,163,639	$4,519
Accounts receivable	3,234,836	557,581
Prepaid expenses and other current assets	75,093	32,276
Property and equipment	12,394	—
Customer contracts and relationships	9,664,000	8,030,800
Non-compete agreements	345,000	—
Accounts payable	(1,135,065)	(393,708)
Accrued expenses	(1,568,918)	(184,694)
Deferred income taxes	—	(3,101,495)
Other liabilities	—	(25,920)
Total net assets	11,790,979	4,919,359

Goodwill	12,687,080	3,912,695

Subtotal	24,478,059	8,832,054

Less: Acquired cash and cash equivalents	(1,163,639)	(4,519)
Less: Contingent consideration	—	(730,000)
Less: BCA holdback	—	(500,000)

Net cash paid	$23,314,420	$7,597,535

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

3.	Contingent purchase consideration

Peace Technology Inc.: In 2010, the Company entered into a stock purchase agreement to acquire all of the issued and outstanding common stock of Peace. The agreement contained a provision for additional earn-out payments of which $180,000 was paid during the year ending December 31, 2014. No remaining earn-out exists as of December 31, 2014.

4.	Accounts receivable

Accounts receivable at December 31, 2014, consist of amounts due under contracts in progress with both commercial entities and agencies and departments of the United States Government. The components of accounts receivable are:

		Billed accounts receivable	$12,560,846
		Unbilled accounts receivable	18,339,197

		Total	30,900,043
		Less: Allowance for doubtful accounts	(38,059)

		Net	$30,861,984

All billed and unbilled receivable amounts, other than those specifically provided for in the allowance for doubtful accounts, are expected to be collected during the next fiscal year. Unbilled receivables relate to revenue recognized on contracts for which billings have not been presented to customers.

Approximately 26% of the total accounts receivable as of December 31, 2014, was due from one customer. This customer generated approximately 25% of total contract revenues for the year ended December 31, 2014.

5.	Property and equipment	Property and equipment consist of the following at December 31, 2014:

		Furniture, fixtures and equipment	$2,210,028
		Leasehold improvements	1,631,339
		Software	1,258,517

		Total	5,099,884
		Less: Accumulated depreciation and amortization	(3,293,511)

		Net	$1,806,373

		Total property and equipment depreciation and amortization expense was $767,569 for the year ended December 31, 2014.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

6.	Intangible assets	Intangible assets consist of the following at December 31, 2014:

Weighted
Accumulated	Average
Cost	Amortization	Life

Customer contracts and relationships	$105,071,000	$(53,055,243)	7
Covenants not to compete	6,662,000	(4,392,082)	3
Tradename	1,203,000	(1,203,000)	—

Total	$112,936,000	$(58,650,325)

The amortizable intangible assets have no residual value at the end of their useful lives. Amortization expense for the year ended December 31, 2014 was $16,890,856. Estimated amortization expense for the next five years as of December 31, 2014 is as follows:

Year Ending
December 31	Amount

2015	$16,317,616
2016	14,847,366
2017	14,015,158
2018	6,112,660
2019	2,634,593

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

7.	Unit subscription agreements

The Company maintains unit subscription and note receivable agreements for the purchase of 799 Class A units for two of its members. Of the $800,000 notes receivable received, $267,000 is recourse and $533,000 is non-recourse. Any payments received will be applied to the non-recourse notes prior to paying down the recourse notes. The notes are secured by the Class A units purchased and the proceeds of any dividends or distributions made in respect to the Class A units. The notes accrue interest at the Wall Street Journal prime rate which is 3.25% at December 31, 2014. The accrued interest on these notes receivable is $106,985 as of December 31, 2014, and is included in other assets on the accompanying consolidated balance sheet. The interest compounds annually and is due with any unpaid principal on the earlier of December 31, 2017 or the date of the sale of the Company or member’s employment termination.

The Company accounts for these agreements and the related notes receivable as unit based compensation. There was no unit compensation expense related to these agreements during the year ended December 31, 2014.

8.	Accounts payable and accrued expenses	Accounts payable and accrued expenses consist of the following at December 31, 2014:

		Accounts payable	$12,770,350
		Unicom payable	3,120,006
		Accrued subcontractor costs	177,650
		Holdback consideration - BCA	500,000
		Contingent consideration - BCA	730,000
		Accrued profit sharing	876,715
		Interest rate swap	62,020
		Other accrued expenses and liabilities	896,745

		Total	$19,133,486

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

9.	Accrued salaries and related liabilities	Accrued salaries and related liabilities consist of the following at December 31, 2014:

		Accrued salaries	$4,221,591
		Accrued leave	3,644,717
		Accrued bonuses and other expenses	379,581

		Total	$8,245,889

10.	Credit facility

The Company has a credit agreement (“credit facility”) with a financial institution that provides for commitments of up to $115 million of which $20 million is a secured senior revolving credit facility and $95 million is a senior secured term loan. The credit agreement was amended in May 2014 and October 2014 to reduce the lender commitment under the secured senior revolving credit facility from $25 million to $20 million. The credit facility is scheduled to mature on March 30, 2017.

Under the terms of the revolving loans, the Company can borrow up to $20 million, based upon 90% of eligible billed government accounts receivables, plus 80% of commercial receivables, plus 50% of eligible unbilled accounts receivables, less a defined borrowing base reserve. The revolving loan bears interest, at the Company’s discretion, at either 1) LIBOR plus a margin of 3.50% to 5.00% or, 2) the Prime Rate plus a margin of 2.50% to 4.00%, depending on the Company’s leverage ratio. The facility was amended in 2014 so that the applicable margin, for the period of March 30, 2014 through December 31, 2014, was 5.25%. The interest rate applicable under the revolving loan at December 31, 2014 was 5.41%, using the LIBOR rate option, and was 7.25% using the Prime Rate option. The credit facility is secured by all assets of the Company, including pledged stock ownership in the subsidiaries and security in Company trademarks. The outstanding balance on the line of credit was $5,949,250 at December 31, 2014.

The credit facility also provides for the issuance of irrevocable letters of credit. At December 31, 2014, the Company had one letter of credit outstanding in the amount of $600,000.

The credit facility contains various financial covenants including the requirement to maintain: a minimum fixed charge coverage ratio, a maximum leverage ratio, and a maximum senior leverage ratio. The Company was in compliance with the financial covenants as of December 31, 2014.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company entered into an interest rate swap agreement that involves the exchange of a variable rate for fixed rate interest payments without the exchange of the underlying notional amount, initially set at $35,000,000. The variable rate exchanged is based on the one-month LIBOR rate, exchanged for a fixed rate of .7075%. The interest rate swap matures in April 2015. The Company accounts for this agreement as either an asset or a liability at its fair value in the accompanying consolidated balance sheet, with the changes in fair value reported in earnings. At December 31, 2014 the Company has recognized a liability of $62,020 for this agreement.

11.	Notes payable	Notes payable consists of the following at December 31, 2014:

		Senior secured term loan, payable in remaining quarterly principal installments of $2,375,000 through March 31, 2016, $3,562,500 through December 31, 2016, and the remaining balance due on March 30, 2017. The loan bears interest at the bank’s base rate plus 4.00% per annum or the applicable LIBOR rate plus 5.00%, at the election of the Company (5.42% at December 31, 2014).	$67,769,500

		Term (Mezzanine) loans, with interest at 13.75%, with principal payable in full at the loans’ maturity date with quarterly interest only payments. The loans were amended during 2014, which revised the interest rate to 14% from March 30, 2014 to December 31, 2014. The loans mature on September 30, 2017 and are subordinate to the senior credit facility (Note 10). The loans contain various covenants such as: fixed charge ratio, leverage ratio, and a maximum senior leverage ratio. The Company was in compliance with the financial covenants as of December 31, 2014.	39,000,000

		Notes payable to former equity holders of acquired companies, with principal and interest payable due in full at the notes’ maturity date. The notes bear interest at a fixed rate of 6.00%. The notes mature in December 2015 and are subordinated to the credit facility (Note 10).	4,847,192
		Total	111,616,692
		Less: current portion	(14,347,192)

		Long-term portion	$97,269,500

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

		The following is a schedule of future principal maturities of long-term debt at December 31, 2014:

		Year Ending
		December 31	Amount

		2015	$14,347,192
		2016	13,062,500
		2017	84,207,000

		Total	$111,616,692

12.	Members’ equity

The Company has four classes of membership units which are Class A Units, Class B Units, Junior Preferred Units, and Preferred Units. The Class A units are entitled to vote on matters that require the vote of Members under the Operating Agreement. Class B Units, Junior Preferred Units, and Preferred Units are nonvoting units, except in specific circumstances defined in the Operating Agreement. Class A and Preferred Unit holders are granted preemptive rights to purchase up to their pro rata share, as defined in the Operating Agreement, of all new securities that the Company proposes to sell or issue. The Company’s Class B Unit activity is described in Note 14.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Distributions: Subject to certain provisions in the Operating Agreement, any amounts to be distributed to Members pursuant to the Operating Agreement shall be distributed among the Members as follows:

(i) first, to the Members holding Preferred Units, for each such Member’s Preferred Unit Unpaid Yield, which is compounded annually at an 18.00% interest rate.

(ii) second, to the Members holding Preferred Units, for each such Member’s Preferred Unit Unreturned Capital plus, if applicable, the appropriate premium as provided in the Operating Agreement.

(iii) third, to the Members holding Junior Preferred Units, for each such Member’s Preferred Unit Unpaid Yield, which is compounded annually at an 8.00% interest rate the first year and a 20% interest rate for all subsequent years.

(iv) fourth, to the Members holding Junior Preferred Units, for each such Member’s Preferred Unit Unreturned Capital plus, if applicable, the appropriate premium as provided in the Operating Agreement.

(v) fifth, to the Members holding Class A Units, for each such Member’s Class A Unit Unpaid Yield, which is compounded annually at a 6.00% interest rate. At December 31, 2014, the Class A Unit unpaid yield is $37,743,489, which is calculated based upon the Class A Unit holder unreturned capital times 6.00%.

(vi) sixth, to the Members holding Class A Units, for each such Member’s Class A Unit Unreturned Capital attributable to such Class A Unit, followed by the balance apportioned to Members holding Class A Units and Class B Units with the residual percentage of the balance apportioned to such Member.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Call option: Upon the termination of employment with, or any agreement to provide services to, the Company or its subsidiaries of any management employee for any reason, the Company shall have the option to purchase all of the units or other interest held directly or indirectly by such management employee and each permitted transferee of such management employee at a purchase price equal to the fair market value as of the date of such termination of employment or agreement to provide services or as of the date the call option is exercised. The final amount of the repurchase is subject to the provision of the agreement and concurrence between both parties. During the year ended December 31, 2012, the Company exercised its call option to repurchase 2,893 Class A units. During 2014, the call option was settled for $500,000, resulting in an adjustment of $991,015 to the estimate made at the time of the repurchase. At December 31, 2014, $500,000 remains to be paid and is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet.

The Company shall have the right to redeem the Preferred Units, in whole or in part, at any time. A redemption price equal to such Preferred Unit holder’s Preferred Unit Unreturned Capital, plus such holder’s “Preferred Unit Unpaid Yield” plus a “premium” of an amount up to 7.5% of the purchase price of such holder’s Preferred Units. The preferred unit yield is 18%, accrued quarterly, on the initial investment. The accrued yield is $6,228,531 as of December 31, 2014, and included in Mandatorily Redeemable Preferred Units on the accompanying consolidated balance sheet.

The amount of the call premium is based upon the amount of time that has passed from the issuance date of such preferred units. As of December 31, 2014, the premium is 3%, or $300,000. The premium is not accrued as of December 31, 2014.

The Company shall have the right to redeem the Junior Preferred Units, in whole or in part, at any time. A redemption price equal to such Junior Preferred Unit holder’s Preferred Unit Unreturned Capital, plus such holder’s “Junior Preferred Unit Unpaid Yield.” The junior preferred unit yield is 8% the first year, accrued annually, on the initial investment and 20% thereafter The accrued yield is $385,736 as of December 31, 2014 and included in Junior Preferred Units on the accompanying consolidated statement of members’ equity.

Put option: Certain Class A Unit holders have a “put option” which, in the event that their employment with Interactive Technology Solutions, LLC is terminated based upon circumstances as defined in the agreement, requires the Company to purchase all of the units held by this member. The purchase price shall be the fair value of such units at the date of such termination or removal from the board.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Equity transactions: During the year ended December 31, 2014, the Company issued approximately 23,466 Junior Preferred units in exchange for $23,465,680. This issuance was made in conjunction with the funding of the acquisition of Optimos, LLC. During the year ended December 31, 2014, the Company issued approximately 149 Class A units valued at $150,000 which was paid as consideration for Board of Director and advisory services.

13.	Mandatorily redeemable preferred units

The Preferred Units were issued for $10,000,000 net of original issuance cost of $250,000, which will be accreted over six and one half years. As of December 31, 2014, the original issuance cost is net of debt discount of $144,231 on the accompany consolidated balance sheet. During the year ended December 31, 2014, the Company accreted $38,462 which is included in interest expense on the accompanying consolidated statement of operations. The Preferred Units are mandatorily redeemable upon the earlier to occur of: (1) six and one-half years from the issuance date or (2) the sale of the Company. Since the Preferred Units are mandatorily redeemable for cash at a fixed date, the Company has determined that the Preferred Units should be recorded as a liability. The accrued preference and accreted issuance costs are classified as interest expense in the accompanying consolidated statement of operations. At December 31, 2014, the Company accrued $6,228,531 for an 18% yield on the accompanying consolidated balance sheet of which $2,619,910 was accrued during the year ending December 31, 2014.

14.	Management Incentive Plan

The Company maintains a Management Incentive Plan (the “Plan”). The primary purpose of the Plan is to attract and retain highly competent, effective and loyal key employees so as to further growth and profitable operations. The maximum number of Class B units reserved and available for issuance under the Plan is 30,000. In the event any units underlying awards are forfeited, cancelled, reacquired by the Company, or satisfied without the issuance of Units or otherwise terminated, the units shall be added back to the Plan. Under the Plan, the Board may grant Class B units in the form of restricted units, unrestricted units or unit appreciation right awards. The activities related to each type of award under the Plan are described below.

Restricted Class B Units: The following table summarizes the Class B restricted unit awards under the Management Incentive Plan.

			(Units)

		January 1, 2014	15,013
		Grants	200

		December 31, 2014	15,213

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Restricted Class B Units vest at 20% each year on the anniversary of the grant date. As of December 31, 2014 11,431 of the Class B Units were vested, and 3,582 were not yet vested. As of December 31, 2014 the total value of restricted Class B Unit awards was $662,077, of this amount $84,600 was scheduled to be expensed in future years. For the year ended December 31, 2014, the Company recognized unit compensation expense related to vesting units of $121,960, which is included in indirect costs in the accompanying consolidated statement of operations. The unit based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as expense over the requisite employee service period (generally the vesting period) for awards expected to vest (after consideration of estimated forfeitures).

Unit appreciation rights: The following table summarizes the Company’s unit appreciation rights (“UARs”) issued under the Management Incentive Plan.

(Units)

January 1, 2014	10,626
Grants	1,000
Forfeitures and cancellations	(2,450)

December 31, 2014	9,176

UARs issued during the year ended December 31, 2014, were issued with a base value of $26.92 per unit.

UARs vest at 20% each year on December 31 for five years from the date of grant. The grantee’s rights with respect to the UARs is to receive any appreciation in the fair market value of each such unit above the base value from the grant date until the date on which the unit is payable. The unit is payable upon the sale of the Company or upon the occurrence of a termination event at the option of the Company. Payment is to be in cash or equity as determined at the discretion of the Company. There were 5,398 vested UARs as of December 31, 2014. At December 31, 2014, management has determined that the fair value of the UARs is less than the base value and therefore has not recorded a liability.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

15.	Income taxes	For the year ended December 31, 2014, the components of the (benefit) provision for income taxes consist of:

		Current
		Federal	$1,305,539
		State	469,617

		Total	1,775,156

		Deferred
		Federal	(1,219,896)
		State	(238,318)

		Total	(1,458,214)

		Provision for income taxes	$316,942

The net losses before income taxes, for the C Corporation entities included in the consolidation, is approximately $3,564,000 for the year ended December 31, 2014. The provision for income taxes for the year ended December 31, 2014, reflected in the accompanying consolidated financial statements varies from the amount which would have been computed using statutory rates as follows:

		Benefit computed at the Federal statutory rates	$(1,211,894)
		State income taxes (benefit), net of Federal income tax benefit	(164,675)
		Alternative minimum tax	140,000
		Uncertain tax position	1,551,245
		Permanent differences and other	2,266

		Provision for income taxes	$316,942

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Deferred income tax assets (liabilities) at December 31, 2014 result from financial statement income and expenses that are recognized in different periods for income tax purposes. At December 31, 2014 , the components of these temporary differences and the deferred tax assets (liabilities) were as follows:

Intangible assets	$(7,230,209)
Revenue recorded on the financial statements but not on the tax return	14,872
Accrued expenses deducted on the financial statements but not on the tax return	879,457
NOL carryforward	12,350

Net temporary differences	$(6,323,530)

Deferred tax asset - current	$907,888
Deferred tax liability - noncurrent	(7,231,418)

Net deferred tax liability	$(6,323,530)

For income tax purposes, certain C Corporation entities have net operating loss carryforwards of approximately $32,000 at December 31, 2014 that, subject to applicable limitation, may be applied against future taxable income. If not utilized, the net operating loss carryforward will expire in the year 2033.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

16.	Operating leases

The Company is obligated, as lessee, under non-cancelable operating leases for office space in various states.

The following is a schedule by years of future minimum rental payments required under the operating leases that have an initial or remaining non-cancelable lease term in excess of one year as of December 31, 2014:

		Year Ending
		December 31	Total

		2015	$2,358,426
		2016	2,013,677
		2017	1,743,262
		2018	959,654
		2019	15,025

		Total	$7,090,044

		Total rent expense for the year ended December 31, 2014 was $2,512,827.
17.	Retirement plan

Acentia: The Company sponsors a tax deferred retirement plan under the Internal Revenue Code to provide retirement benefits for all eligible employees. Eligible InSysCo and BCA employees became eligible to participate in the Company’s Plan upon acquisition. Participating employees may voluntarily contribute up to limits provided by Internal Revenue Service regulations. During the year ended December 31, 2014, the Company made matching contributions of $2,341,001.

Optimos: Optimos has a 401(k) profit sharing plan (the “Plan”) for all full-time employees who have attained the age of 18 and completed one year of service. Participants may make voluntary contributions to the Plan up to the maximum amount allowable by law, but not to exceed 15% of their annual compensation. The Company matches 20% of employee contributions up to the first 6% of eligible compensation. The Company contributions to the Plan vest ratably over five years of service. From the date of acquisition of October 17, 2014 through December 31, 2014, Optimos made contributions of $19,536.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

18.	Fair value

The Company values certain liabilities at fair value in accordance with a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1.                             Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2.                             Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3.                             Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The fair value of liabilities as of December 31, 2014 is as follows:

Fair Value Measurements
at Reporting Date Using

			Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
			Assets	Inputs	Inputs
			(Level 1)	(Level 2)	(Level 3)	Total

		Interest rate swap	$—	$62,020	$—	$62,020
		Contingent consideration - BCA	—	—	730,000	730,000

		Total	$—	$62,020	$730,000	$792,020

Level 2 value for the interest rate swap is the estimated settlement amount that the bank would receive or pay to terminate the swap agreement at the reporting date, taking into account the present value of the difference between expected and contractual interest rates and the credit worthiness of the swap counter parties.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Level 3 values for contingent consideration were developed utilizing the terms of the purchase agreement, present value factors and the estimated probability of future payments.

The Company measured the fair value of certain liabilities using significant unobservable inputs for the year ended December 31, 2014 as follows:

Fair Value Measurements
Using Significant Unobservable Inputs
(Level 3)
			Asset	Total

		Beginning balance	$—	$—
		Total gains or losses (realized / unrealized)	—	—
		Settlements	—	—
		Transfers in and / or out of Level 3	730,000	730,000
		Ending balance	$730,000	$730,000

19.	Commitments and contingencies

Industry conditions: The Federal Government is implementing significant changes to government spending and other programs. The funding of U.S. government programs is subject to an annual Congressional budget authorization and appropriation process. The Company cannot predict the impact on existing, follow-on or replacement programs from potential changes in priorities due to changes in spending levels.

Legal proceedings: In the normal course of business, the Company has been named as a defendant in various claims and other legal actions arising in the normal course of business. The Company believes the claims are without merit and intends to vigorously defend its position. In the opinion of management, the outcome of these matters will not have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.

20.	Contract status

Provisional indirect cost rates: Billings under cost-based government contracts are calculated using provisional rates which permit recovery of indirect costs. These rates are subject to audit on an annual basis by the government agencies’ cognizant audit agency. The cost audit will result in the negotiation and determination of the final indirect cost rates which the Company may use for the year audited. The final rates, if different from the provisional rates, may create a receivable or a liability.

Acentia, LLC and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2014, the Company has not negotiated any final settlements on indirect cost rates. The Company periodically reviews its cost estimates and experience rates, and adjustments, if needed, are made and reflected in the period in which the estimates are revised. In the opinion of management, redetermination of any cost-based contracts for the open years will not have a material effect on the Company’s financial position or results of operations.

21.	Subsequent event

Subsequent event: On March 6, 2015, the Company entered into an equity purchase agreement with Maximus Federal Services, Inc. and Maximus, Inc. (“Maximus”) to sell the Company’s equity to Maximus for a purchase price of $300,000,000, net of any working capital adjustments. As part of the closing, the Company will redeem the preferred units from the respective unit holders. The closing of the purchase is scheduled to occur during April 2015. The effects of these transactions have not been reflected in the accompanying December 31, 2014 consolidated financial statements.